Exhibit 99.1
Chubb Reports Third Quarter Net Income of $246 Million, or $1.20 per Share
Third Quarter Operating Income Is $183 Million, or $0.89 per Share
Results Reflect Costs of $1.62 per Share from Hurricane Katrina
2005 Operating Income per Share Guidance Is Revised to Range of $7.30 to $7.80
     WARREN, New Jersey, October 25, 2005 — The Chubb Corporation [NYSE: CB], a leading global property and casualty insurer, today reported that net income in the third quarter of 2005 was $246 million, or $1.20 per share, compared to $364 million, or $1.88 per share, in the third quarter of 2004.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $183 million, or $0.89 per share, in the third quarter of 2005 and $332 million, or $1.72 per share, in the third quarter of 2004.
     Chubb’s results for the third quarter of 2005 were adversely affected by pre-tax costs of $511 million, or $1.62 per share after-tax, related to Hurricane Katrina. This amount includes estimated net losses of $415 million, net reinsurance reinstatement premium costs of $51 million and a $45 million charge representing Chubb’s share of the losses estimated by Allied World Assurance Company, Ltd. related to the hurricane. Other catastrophe losses during the third quarter amounted to $57 million — including an estimated $25 million for Hurricane Rita — bringing the total pre-tax impact of catastrophes in the third quarter to $568 million. Chubb noted that its completion of inspections of additional properties affected by Katrina resulted in a downward revision of the company’s estimate of third quarter catastrophe costs from the $600 million pre-tax amount which was announced on October 6.

     “Despite the $1.62 per share impact of Katrina,” said John D. Finnegan, Chairman, President and Chief Executive Officer, “Chubb was able to produce $0.89 per share of operating income in the third quarter, demonstrating the underlying strength of our businesses.”
     Net written premiums for the third quarter were $3.0 billion, similar to the third quarter of 2004. Excluding the impact of net reinstatement premium costs related to Katrina, net written premiums increased 1%. Premiums for the insurance business increased 1%. Excluding $102 million of Katrina-related reinstatement premium costs, insurance premiums grew 5% — up 5% in the U.S. and 5% outside the U.S. (1% in local currencies). Premiums for the reinsurance assumed business (Chubb Re) declined 14%; excluding $51 million of reinstatement premium revenues, premiums declined 31%.
     The combined loss and expense ratio for the third quarter was 102.2% in 2005 and 93.3% in 2004. The impact of catastrophes on the 2005 third quarter underwriting results was $523 million, including the $51 million of net reinstatement premium costs and $415 million of net losses from Katrina, as well as $57 million of other catastrophe losses. The aggregate impact of all catastrophes represented 17.0 percentage points of the third quarter’s combined ratio. In the third quarter of 2004, catastrophe losses were $196 million, representing 6.7 points of the combined ratio.
     The third quarter expense ratio improved to 27.8% in 2005 from 29.4% a year earlier.
     Property and casualty investment income after taxes for the third quarter increased 10% to $267 million in 2005 from $242 million in 2004.
Nine Month Results
     For the first nine months of 2005, net income was $1.2 billion, or $6.00 per share, compared with $1.1 billion, or $5.61 per share, for the first nine months of 2004. Operating income totaled $1.1 billion, or $5.37 per share, for the first nine months of 2005, compared with $981 million, or $5.10 per share, for the first nine months of 2004.
     Net written premiums for the first nine months increased 2% to $9.2 billion. Premiums for the insurance business grew 4%. Premiums for the reinsurance assumed business declined 13%. Excluding the impact of net reinsurance reinstatement premiums related to Katrina: Chubb’s total premiums grew 3%; premiums for the insurance business grew 5% — up 4% in the U.S. and up 8% outside the U.S. (4% in local currencies); and premiums for the reinsurance assumed business declined 19%.

     The combined ratio for the first nine months was 93.3% in 2005 and 92.9% in 2004. The impact of catastrophes on underwriting results for the first nine months of 2005 was to reduce premiums by $51 million and increase losses by $513 million. The aggregate impact accounted for 6.1 percentage points of the combined ratio. In the first nine months of 2004, catastrophe losses were $259 million, representing 3.0 percentage points of the combined ratio. This included the release in the second quarter of 2004 of $80 million of net reserves for losses related to the September 11, 2001 attack on the World Trade Center.
     The expense ratio for the first nine months improved to 28.2% in 2005 from 29.7% in 2004.
     Property and casualty investment income after taxes increased 12% to $780 million in the first nine months of 2005 from $696 million in the corresponding period a year earlier.
Outlook for 2005
     “Chubb’s year-to-date operating income of $5.37 per share was the highest in the company’s history for the first nine months,” said Mr. Finnegan. “Based on our expectations for a strong fourth quarter, we now estimate that our full-year 2005 operating income per share will be in the range of $7.30 to $7.80. Due to the uncertainty at this time of the impact of Hurricane Wilma and October rainstorms in the Northeastern United States, this estimate assumes a range of 3 to 6 percentage points of fourth quarter catastrophe losses.”
     In July, before Katrina, Chubb had estimated its 2005 operating income per share at $8.30 to $8.70. In 2004, operating income per share was $7.26.
Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 6% to $860 million. Excluding the impact of reinstatement premium costs related to Katrina, premiums grew 8%. CPI’s combined ratio was 94.3%, compared to 100.6% in the third quarter of 2004. The impact of third quarter catastrophes accounted for 15.4 percentage points of the combined ratio in 2005, compared with 17.1 points in 2004. Excluding the impact of catastrophes in both years, the third quarter combined ratio was 78.9% in 2005 and 83.5% in 2004.
     The Homeowners line grew 7% (11% excluding the impact of Katrina-related reinstatement premiums). The combined ratio was 90.6%, which included a 22.8 point impact of catastrophes. Personal Automobile grew 3% and had a combined ratio of 102.4%, while Other Personal grew 3% and had a combined ratio of 97.9%.

     Chubb Commercial Insurance (CCI) net written premiums declined 6% to $1.1 billion. Excluding the impact of reinstatement premium costs, premiums grew 1%. The combined ratio was 112.8%, compared to 82.9% in the corresponding quarter of 2004. The impact of third quarter catastrophes accounted for 29.7 percentage points of the combined ratio in 2005 and 3.5 points in 2004. Excluding the impact of catastrophes in both years, the third quarter combined ratio was 83.1% in 2005 and 79.4% in 2004.
     In the U.S., average renewal rates were down 2% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.
     Chubb Specialty Insurance (CSI) net written premiums grew 7% to $771 million. The combined ratio was 93.8%, compared with 102.4% in the third quarter of 2004.
     Professional Liability (PL) net written premiums grew 6%, attributable to the company’s decision not to renew a reinsurance treaty. PL had a combined ratio of 99.1%. In the U.S., average renewal rates for PL were down 2%, the renewal retention rate was 83% and the ratio of new to lost business was 1.2 to 1.
     Surety premiums were up 21%, largely attributable to the company’s decision not to renew a reinsurance treaty. The combined ratio was 30.1%.
     Reinsurance Assumed net written premiums declined 14% to $259 million; the decline was 31% excluding the impact of net reinstatement premium revenues related to Katrina. The combined ratio was 103.3%, compared to 95.6% in the third quarter of 2004. Excluding the impact of catastrophes in both years, the third quarter combined ratio was 92.6% in 2005 and 87.2% in 2004.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance today, October 25, at 5:00 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at www.chubb.com and archived later in the evening for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

     The company’s Supplementary Investor Information Report has been posted on its Internet site at www.chubb.com.
     All financial results in this release and attachments are unaudited. Segment information for 2004 reflects the business unit realignment announced in February 2005.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Todd Fogarty
(908) 903-3807
Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s guidance for 2005 operating income per share. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:
•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

-	development of new theories of liability;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	legislative or regulatory proposals or changes;
•	the effects of investigations into market practices in the U.S. property and casualty insurance industry and any legal or regulatory proceedings arising therefrom;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically;

-	changes in the litigation environment;

-	general market conditions; and
•	our ability to implement management’s strategic plans and initiatives.
     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2005	2004	2005	2004
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,016.6	$3,025.7	$9,185.3	$8,972.7
Decrease (Increase) in Unearned Premiums	26.2	(70.7)	(88.9)	(362.1)

Premiums Earned	3,042.8	2,955.0	9,096.4	8,610.6

Losses and Loss Expenses	2,260.4	1,881.8	5,914.3	5,428.3
Operating Costs and Expenses	835.5	888.1	2,583.7	2,658.7
Increase in Deferred Policy Acquisition Costs	(1.3)	(15.6)	(10.3)	(65.0)
Dividends to Policyholders	7.2	7.3	19.0	21.8

Underwriting Income (Loss)	(59.0)	193.4	589.7	566.8

Investments
Investment Income Before Expenses	339.6	304.2	992.5	885.0
Investment Expenses	6.2	5.1	20.6	17.2

Investment Income	333.4	299.1	971.9	867.8

Other Charges	(.7)	(1.2)	(2.9)	(3.7)

Property and Casualty Income	273.7	491.3	1,558.7	1,430.9

CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	(6.5)	.2	(7.2)	(17.0)

CORPORATE AND OTHER	(62.0)	(60.3)	(147.9)	(125.0)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	205.2	431.2	1,403.6	1,288.9

Federal and Foreign Income Tax	21.8	98.9	318.4	307.5

CONSOLIDATED OPERATING INCOME	183.4	332.3	1,085.2	981.4

REALIZED INVESTMENT GAINS AFTER INCOME TAX	63.0	31.7	126.3	99.4

CONSOLIDATED NET INCOME	$246.4	$364.0	$1,211.5	$1,080.8

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$266.9	$241.6	$780.4	$695.8

	Periods Ended September 30
	Third Quarter		Nine Months
	2005	2004	2005	2004
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	205.3	193.3	202.0	192.5
Actual Common Shares at End of Period	199.9	191.6	199.9	191.6

DILUTED EARNINGS PER SHARE DATA
Operating Income	$.89	$1.72	$5.37	$5.10
Realized Investment Gains	.31	.16	.63	.51

Net Income	$1.20	$1.88	$6.00	$5.61

Effect of Catastrophes (excluding investment in Allied World Assurance Company, Ltd.)
Hurricane Katrina	$(1.48)	$—	$(1.50)	$—
September 11 Attack	—	—	—	.27
All Other	(.18)	(.66)	(.31)	(1.14)

Total	$(1.66)	$(.66)	$(1.81)	$(.87)

Effect of Chubb Financial Solutions Non-Insurance Business	$(.02)	$—	$(.02)	$(.06)

	Sept. 30	Dec. 31	Sept. 30
	2005	2004	2004
BOOK VALUE PER COMMON SHARE	$56.57	$52.55	$50.01

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	55.04	49.83	47.24

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2005	2004	2005	2004
Losses and Loss Expenses to Premiums Earned	74.4%	63.9%	65.1%	63.2%
Underwriting Expenses to Premiums Written	27.8	29.4	28.2	29.7

Combined Loss and Expense Ratio	102.2%	93.3%	93.3%	92.9%

Effect of Catastrophes on Combined Loss and Expense Ratio
Hurricane Katrina	15.1%	—%	5.0%	—%
September 11 Attack	—	—	—	(.9)
All Other	1.9	6.7	1.1	3.9

Total	17.0%	6.7%	6.1%	3.0%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(in millions)
Paid Losses and Loss Expenses	$1,285.7	$1,175.6	$4,153.6	$3,783.5
Increase in Unpaid Losses and Loss Expenses	974.7	706.2	1,760.7	1,644.8

Total Losses and Loss Expenses	$2,260.4	$1,881.8	$5,914.3	$5,428.3

The increase in unpaid losses and loss expenses for both the third quarter and the first nine months of 2005 includes $412.5 million related to Hurricane Katrina.

PROPERTY AND CASUALTY PRODUCT MIX
NINE MONTHS ENDED SEPTEMBER 30

	Net Premiums Written
	2005		2004	% Increase (Decrease)
		Excluding			Excluding
		Hurricane			Hurricane
		Katrina			Katrina
		Reinstatement			Reinstatement
	Total	Premiums	Total	Total	Premiums
		(in millions)
Personal Insurance
Automobile	$486.0	$486.0	$474.1	3%	3%
Homeowners	1,583.6	1,601.3	1,454.4	9	10
Other	417.1	417.1	409.0	2	2

Total Personal	2,486.7	2,504.4	2,337.5	6	7

Commercial Insurance
Multiple Peril	935.2	949.2	966.5	(3)	(2)
Casualty	1,320.4	1,320.4	1,264.1	4	4
Workers’ Compensation	726.2	726.2	682.3	6	6
Property and Marine	778.3	848.6	813.6	(4)	4

Total Commercial	3,760.1	3,844.4	3,726.5	1	3

Specialty Insurance
Professional Liability	2,034.8	2,034.8	1,919.6	6	6
Surety	178.0	178.0	154.8	15	15

Total Specialty	2,212.8	2,212.8	2,074.4	7	7

Total Insurance	8,459.6	8,561.6	8,138.4	4	5

Reinsurance Assumed	725.7	674.7	834.3	(13)	(19)

Total	$9,185.3	$9,236.3	$8,972.7	2	3

	Combined Loss and
	Expense Ratios
	2005	2004
Personal Insurance
Automobile	97.7%	94.2%
Homeowners	81.5	97.1
Other	91.9	93.2

Total Personal	86.5	95.8

Commercial Insurance
Multiple Peril	89.4	74.5
Casualty	97.1	85.3
Workers’ Compensation	84.6	89.4
Property and Marine	104.2	71.3

Total Commercial	94.2	79.8

Specialty Insurance
Professional Liability	100.7	114.6
Surety	73.0	69.5

Total Specialty	98.9	111.5

Total Insurance	93.2	92.7

Reinsurance Assumed	94.8	94.6

Total	93.3%	92.9%

The property and casualty product mix for 2004 includes certain reclassifications to conform with the 2005 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratio are not affected.

PROPERTY AND CASUALTY PRODUCT MIX
QUARTER ENDED SEPTEMBER 30

	Net Premiums Written
	2005		2004	% Increase (Decrease)
		Excluding			Excluding
		Hurricane			Hurricane
		Katrina			Katrina
		Reinstatement			Reinstatement
	Total	Premiums	Total	Total	Premiums
		(in millions)
Personal Insurance
Automobile	$169.2	$169.2	$163.7	3%	3%
Homeowners	563.8	581.5	525.5	7	11
Other	127.0	127.0	122.9	3	3

Total Personal	860.0	877.7	812.1	6	8

Commercial Insurance
Multiple Peril	294.3	308.3	317.5	(7)	(3)
Casualty	410.5	410.5	407.1	1	1
Workers’ Compensation	230.0	230.0	213.2	8	8
Property and Marine	191.9	262.2	256.3	(25)	2

Total Commercial	1,126.7	1,211.0	1,194.1	(6)	1

Specialty Insurance
Professional Liability	697.3	697.3	659.3	6	6
Surety	73.3	73.3	60.4	21	21

Total Specialty	770.6	770.6	719.7	7	7

Total Insurance	2,757.3	2,859.3	2,725.9	1	5

Reinsurance Assumed	259.3	208.3	299.8	(14)	(31)

Total	$3,016.6	$3,067.6	$3,025.7	—	1

	Combined Loss and
	Expense Ratios
	2005	2004
Personal Insurance
Automobile	102.4%	92.5%
Homeowners	90.6	102.0
Other	97.9	104.7

Total Personal	94.3	100.6

Commercial Insurance
Multiple Peril	103.3	79.0
Casualty	96.7	88.5
Workers’ Compensation	84.1	87.7
Property and Marine	192.0	75.1

Total Commercial	112.8	82.9

Specialty Insurance
Professional Liability	99.1	102.7
Surety	30.1	100.3

Total Specialty	93.8	102.4

Total Insurance	102.1	93.0

Reinsurance Assumed	103.3	95.6

Total	102.2%	93.3%

The property and casualty product mix for 2004 includes certain reclassifications to conform with the 2005 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratio are not affected.